                                                                    EXHIBIT 10.5

                           EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT made and entered into as of March 22, 2006 ("Effective Date"), by and between NANODYNAMICS, INC., a Delaware corporation, with offices at 901 Fuhrmann Boulevard, Buffalo, NY 14203 ("NANO") and INFRAMAT CORPORATION, a Connecticut corporation with an address located at 74 Batterson Park Road, Farmington, Connecticut 06032 ("IMC") and US NANOCORP, INC., a Connecticut corporation with an address located at 74 Batterson Park Road, Farmington, Connecticut 06032 ("US NANOCORP"). IMC and US NANOCORP are collectively referred to herein as "INFRAMAT".

     WHEREAS, INFRAMAT is the exclusive licensee from The University of Connecticut and Rutgers, The State University of New Jersey ("C&R") pursuant to an Exclusive License Agreement dated June 1, 1997 set forth in Exhibit B to this Agreement ("C&R License") of all right, title, and interest in and to certain inventions and intellectual property associated therewith pertaining to precipitation technology as more particularly disclosed in the US and Foreign Patents and Patent Applications listed on Exhibit A to this Agreement ("Intellectual Property"); and

     WHEREAS, US NANOCORP is a sublicensee of IMC pursuant to a Sublicense Agreement dated September 25, 1997 set forth in Exhibit C to this Agreement with certain right, title and interest in the Intellectual Property; and

     WHEREAS, LICENSEE desires to obtain a sublicense of the Intellectual Property and a license of any Improvements (as defined below) upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the undertakings herein contained and other goods and valuable consideration, the receipt of which is hereby acknowledged by all parties hereto, NANO and the INFRAMAT agree as follows:

1.   DEFINITIONS

     1.1 AFFILIATE -- shall mean any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     1.2 LICENSED PATENTS -- shall mean all of the following:

          (a) the patents and patent applications described in Exhibit A to this Agreement, any Improvements, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom;

          (b) any patents resulting from reissues or reexaminations of the United States patents described in (a) above;

          (c) any PCT patent application, foreign patent applications, and patents incorporating the Intellectual Property or Improvements, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom; and

          (d) any foreign patents resulting from foreign procedures equivalent to U.S. reissues and reexaminations of the foreign patents described in (c) above.

     1.3 IMPROVEMENTS - shall mean any and all new and useful processes, manufactures, devices, or methods of use pertaining to the Intellectual Property and first conceived, reduced to practice or developed (i) after June 1, 1997 by C&R (if covered by the C&R Agreement) or INFRAMAT or (ii) during the term of this Agreement by C&R (if covered by the C&R Agreement) or INFRAMAT that:

               (i) increase the performance, operation, efficacy or safety of the Licensed Product,

               (ii) reduce the cost of manufacture of the Licensed Products, or

               (iii) otherwise relate to the manufacture or use of the Licensed Products or the practice of any method claimed in any of the patents and/or patent applications within the Licensed Patents.

     1.4 LICENSED PRODUCT - shall mean any material, either alone or as incorporated in a product whose manufacture or production practices any issued or pending claim within the Licensed Patents or Improvements.

     1.5 NET SALES - shall mean the invoice price to customers of NANO for sales of the Licensed Product, as recorded as "net sales" for purposes of NANO's audited financial statements prepared in accordance with GAAP, less deductions from such invoice price for:

               (i) refunds actually allowed or taken for rejected or returned Licensed Product,

               (ii) excise, use, value added and sales taxes to the extent included in the amounts invoiced,

               (iii) customs, duties and other imposts, to the extent included in the amounts invoiced,

               (iv) quantity discounts, actually allowed or taken,

               (v) credits on account of retroactive price reductions, actually allowed or taken,


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

               (vi) promotional dollars and sales commissions that effectively reduce the price paid by NANO' s customers for the Licensed Product,

               (vii) cost of insurance, billed to and paid by the customer,

               (viii) cost of shipping and transportation, billed to and paid by the customer, and

               (ix) rebates required by government rule, regulation, program or fiat, to the extent that any such rebates may be paid or allowed by NANO.

In any sale of Licensed Product by NANO, if the materials are incorporated in a product, Net Sales shall be the amount that Licensee would customarily charge to a third party for the Licensed Product incorporated into such product if sold as materials on a stand alone basis.

     1.6 QUARTERLY PERIOD - shall mean a three (3) month period, the first of which starts on the Effective Date.

     1.7 THIRD PARTY - means any person or entity other than a party to this Agreement.

2.   GRANT

     2.1 Subject to the terms and conditions of this Agreement, INFRAMAT hereby grants to NANO for the Term of this Agreement, the right and worldwide exclusive license to use or sublicense the Intellectual Property and Patent Rights with respect to the Licensed Product, and to make, have made, use and sell the Licensed Product and to practice under the Licensed Patents. NANO shall have no right, however, to sublicense any interest in the Intellectual Property or Patent Rights to any Affiliate without the prior written consent of INFRAMAT.

     2.2 INFRAMAT shall from time to time promptly provide NANO with detailed information relative to Improvements including copies of all disclosures and other communications received from C&R relating to the Intellectual Property. Any and all Improvements shall be automatically included in the definition of Intellectual Property and included in the license granted under this Agreement.

     2.3 The obligations of INFRAMAT under the C&R License shall be binding upon NANO as if it were a party to the C&R License to the extent applicable under the terms of this Agreement.

3.   PAYMENTS AND ROYALTIES

     3.1 In exchange for the rights conveyed by INFRAMAT to NANO under this Agreement, and except as provided in Section 3.2 herein, NANO shall pay to
INFRAMAT:


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               (i) a royalty on all sublicensing fees, payments and royalties
("Fees") received by NANO with respect to any sublicense of the Intellectual Property to independent third parties equal to twenty percent (20%) of all Fees;

               (ii) a royalty, on Net Sales by NANO equal to five percent (5%) of cumulative Net Sales up to $5,000,000, four percent (4%) of cumulative Net Sales from $5,000,001 to $10,000,000, three percent (3%) of cumulative Net Sales from $10,000,001 to $15,000,000, and two percent (2%) of cumulative Net Sales above $15,000,000;

               (iii) In the event that the aggregate consideration paid to INFRAMAT on or before the fifth anniversary of this Agreement does not exceed $750,000, at NANO'S option, (i) the license shall revert to a non-exclusive license, or (ii) NANO shall pay INFRAMAT the difference between $750,000 and the actual aggregate consideration paid to INFRAMAT on or before such fifth anniversary. If the license reverts to a non-exclusive license, INFRAMAT shall not at any time thereafter solicit or encourage, either directly or indirectly, any customer, supplier, sublicensee or other business partner of NANO to terminate, reduce or otherwise change its relationship with NANO.

               (iv) Annual minimum royalties shall be paid if such minimum royalties are greater than payments computed under Section 3.1(i) and (ii) above for the applicable year and then only to the extent of any deficiency. Annual minimum royalties shall be set at $50,000 starting in the year beginning five
(5) years after the date of this Agreement for the sixth year of this Agreement. In the event that the aggregate consideration paid to INFRAMAT during the sixth or any subsequent year of this Agreement does not exceed $50,000, at NANO option, (i) the license shall revert to a non-exclusive license, or (ii) NANO shall pay INFRAMAT the difference between $50,000 and the actual aggregate consideration paid to INFRAMAT with respect to the applicable year of this Agreement. If the license reverts to a non-exclusive license, INFRAMAT shall not at any time thereafter solicit or encourage, either directly or indirectly, any customer, supplier, sublicensee or other business partner of NANO to terminate, reduce or otherwise change its relationship with NANO.

               (v) The aggregate consideration required in (iii) above and the
(iv) annual minimum royalties required in (iv) above shall be reduced by the amount of all fees and costs under Section 6.2 plus Consulting Fees under
Section 3.2 paid by NANO during the applicable period.

     3.2 During each of the first five (5) years of this Agreement, NANO shall enter into a technical consulting agreement with INFRAMAT to provide a minimum of $20,000 per annum of technical consulting services at a rate of $500 per hour ("Consulting Fees").

     3.3 NANO's obligation to pay shall be on a country by country basis under
Section 3.1 and shall commence on the date hereof and shall continue until the later of (i) expiration of any patent issuing in connection with the Patent Rights or ten (10) years from the date of the first commercial sale of Licensed Product in such country (unless this Agreement is terminated sooner as provided herein).

     3.4 The Licensed Product shall be considered sold when NANO receives payment from its customer or sublicensee. Suitable adjustments may be made to sales records when the Licensed Products are returned and credit is given to the customer.

     3.5 NANO shall produce a report ("Royalty Report") setting forth in reasonable detail the calculation of the royalties payable to INFRAMAT for each Quarterly Period.

     3.6 NANO shall deliver to INFRAMAT on or before the last day of each month following the end of each Quarterly Period in which the Licensed Product is sold, a Royalty Report for such Quarterly Period. Such Royalty Report shall be treated as confidential information of NANO subject to Section 9 of this Agreement.

     3.7 Royalty payments due hereunder shall be paid and delivered to INFRAMAT on or before the last day of each month following the end of each Quarterly Period. Minimum annual royalties shall be paid on or before the last day of the month following the end of the applicable annual period.

     3.8 Royalty payments shall be made in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Citibank, New York, New York on the date of payment by the customer or sublicensee to NANO.

     3.9 No royalty is due if the Licensed Product is given away as samples to promote sales of the Licensed Product.

     3.10 NANO may offset against all royalty payments any and all amount paid by NANO on behalf of INFRAMAT with respect to the C&R License or any and all amounts owing under that certain Promissory Note dated March 22, 2006 executed by INFRAMAT to NANO.

4.   RECORDS AND INSPECTION

     4.1 NANO shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. NANO shall retain the books and records for each Quarterly Period for three (3) years after the submission of the corresponding Royalty Report.

     4.2 INFRAMAT or its agents, such as an independent royalty investigator or accountant, shall have the right once per calendar year, upon reasonable notice, to inspect NANO's books and records during NANO's normal business hours at mutually agreed times for the sole purpose of verifying the accuracy of NANO's royalty payments and compliance with Section 3.1 of this Agreement. Any such inspection shall be at INFRAMAT's expense. In no event shall INFRAMAT have the right to inspect information with respect to NANO's products other than the Licensed Product, cost for materials, pricing formulae, or percentages of mark-up.

     4.3 In the event that such inspection demonstrates an underpayment by NANO to INFRAMAT, NANO shall promptly pay to INFRAMAT the underpayment plus interest from the date such amount was due at the prime rate reported by the Citibank, New York, New York.

     4.4 INFRAMAT shall promptly provide NANO with copies of all communications and notices from C&R (i) relating to the Intellectual Property, Patent Rights and Improvements or (ii) affecting INFRAMAT's rights or obligations under the C&R License. NANO shall have the right, but not the obligation, to cure any act or omission by INFRAMAT under the C&R License that may impair NANO's rights under this Agreement.

5.   REPRESENTATIONS AND WARRANTIES

          (a) INFRAMAT represent and warrant that:

               (i) INFRAMAT is the exclusive licensee of the entire right, title and interest in and to the Intellectual Property;

               (ii) The C&R License is in full force and effect and there does not exist an event of default, or circumstance that with the mere passage of time will constitute an event of default, under the terms of the C&R License;

               (iii) there are no outstanding liens, encumbrances, Third Party rights, agreements, understandings, or claims of any kind whatsoever, either written, oral or implied, regarding the Intellectual Property that are inconsistent or in conflict with any provision of this Agreement;

               (iv) INFRAMAT is a corporation duly organized and validly existing under the laws of Connecticut. INFRAMAT has the corporate power to execute, deliver and perform this Agreement;

               (v) The execution and delivery of this Agreement by INFRAMAT does not, and the performance of its obligations hereunder will not, violate any provision of the charter documents of INFRAMAT or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which INFRAMAT is a party or to which NANO or its assets, properties or business are subject. This Agreement is a valid and binding agreement of INFRAMAT enforceable against it in accordance with its terms;

               (vi) INFRAMAT is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that may conflict with, diminish or limit in any manner the full right and authority of INFRAMAT to perform its covenants under this Agreement. INFRAMAT will not divest itself of any right now or hereafter possessed where the effect of so doing may be to diminish or impair NANO'S rights under this Agreement;

               (vii) No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance of this Agreement by INFRAMAT;

               (viii) During the term of the Agreement and for a period of one
(1) year thereafter, INFRAMAT will not, and will cause its Affiliates not to, directly or indirectly, for INFRAMAT's own account or for the account of any other individual or entity, offer to employ or retain, solicit to employ or retain, or employ or retain as an employee or a consultant, as the case may be, any employee of NANO or any of its Affiliates on the date hereof or hereafter (a "NANO Employee"), or otherwise attempt to induce any NANO Employee to terminate employment with NANO or its Affiliates. In addition, INFRAMAT represents that it will not, and will cause its Affiliates not to, directly or indirectly, for INFRAMAT's own account or for the account of any other individual or entity, attempt, induce or otherwise encourage, any NANO Employee from terminating or any person from declining employment with NANO or any of its Affiliates. INFRAMAT acknowledges and agrees that the agreements and covenants contained in this Section 5 (b)(v) are reasonable and valid in geographical and temporal scope and in all other respects, and essential to protect the value of INFRAMAT'S business; and

               (ix) INFRAMAT is able, and has not admitted in writing its inability, to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction; and

               (x) there is no threatened or pending legal action against INFRAMAT with respect to the Intellectual Property.

               (xi) it will not engage in research and development activities utilizing the Intellectual Property, Licensed Patents or Improvements except (i) for or on behalf of NANO or (ii) for contract research and development for or on behalf of any US governmental body, agency or authority under any contract existing on the date of this Agreement or (iii) with the prior consent of NANO, such consent not to be unreasonably withheld, for contract research and development for or on behalf of any US governmental body, agency or authority under any future contract .

          (b) NANO represents, warrants and covenants that:


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               (i) NANO is a corporation duly organized and validly existing under the laws of Delaware. NANO has the corporate power to execute, deliver and perform this Agreement;

               (ii) The execution and delivery of this Agreement by NANO does not, and the performance of its obligations hereunder will not, violate any provision of the charter documents of NANO or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which NANO is a party or to which NANO or its assets, properties or business are subject. This Agreement is a valid and binding agreement of NANO enforceable against it in accordance with its terms;

               (iii) NANO is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that may conflict with, diminish or limit in any manner the full right and authority of NANO to perform its covenants under this Agreement. NANO will not divest itself of any right now or hereafter possessed where the effect of so doing may be to diminish or impair INFRAMAT'S rights under this Agreement;

               (iv) No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance of this Agreement by NANO;

               (v) During the term of the Agreement and for a period of one (1) year thereafter, NANO will not, and will cause its Affiliates not to, directly or indirectly, for NANO' s own account or for the account of any other individual or entity, offer to employ or retain, solicit to employ or retain, or employ or retain as an employee or a consultant, as the case may be, any employee of INFRAMAT or any of its Affiliates on the date hereof or hereafter (an "INFRAMAT Employee"), or otherwise attempt to induce any INFRAMAT Employee to terminate employment with INFRAMAT or its Affiliates: In addition, NANO represents that it will not, and will cause its Affiliates not to, directly or indirectly, for NANO's own account or for the account of any other individual or entity, attempt, induce or otherwise encourage, any INFRAMAT Employee from terminating or any person from declining employment with INFRAMAT or any of its Affiliates. NANO acknowledges and agrees that the agreements and covenants contained in this Section 5 (b)(v) are reasonable and valid in geographical and temporal scope and in all other respects, and essential to protect the value of INFRAMAT'S business; and

               (vi) NANO is able, and has not admitted in writing its inability, to pay its debts generally as they become due, has not filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, has not made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, and has not been adjudicated a bankrupt, or filed a petition or answer


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seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

6.   PATENT PROSECUTION

     6.1 INFRAMAT shall apply for and shall diligently seek prompt issuance of and maintain during the term of this Agreement Licensed Patents in the United States and in such foreign countries as may be designated by NANO in a written notice to INFRAMAT within a reasonable time in advance of the required foreign filing dates. INFRAMAT shall provide NANO with copies of patent applications and substantive responses to office actions prior to filing of the same in relevant patent offices and shall advise NANO regarding national and regional patent filings and maintenance of the same. NANO shall have the opportunity to advise and cooperate with INFRAMAT in the prosecution, filing and maintenance of such patents. If INFRAMAT elects not to pursue such patent prosecution, filing and maintenance as NANO deems appropriate, then NANO may elect to do so at its own expense, notwithstanding Section 6.2 hereof, and INFRAMAT agrees to cooperate with NANO in such undertakings.

     6.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the Licensed Patents incurred after the date of this Agreement shall be the responsibility of NANO.

     6.3 If NANO elects to pursue a patent prosecution filing and maintenance under Section 6.1, INFRAMAT agrees to cooperate fully in the preparation, filing, prosecution, defense, and maintenance of such patent, including but not limited to executing all papers and instruments so as to enable NANO to apply for, to prosecute, to defend, and to maintain such patent and the applicable patent application.

7.   INFRINGEMENT

     7.1 If either party shall determine that there is a probable infringement of any of the Intellectual Property by a Third Party, that party shall promptly notify the other party in writing of the infringement.

     7.2 INFRAMAT, on discovery or notification of such infringement, shall, with reasonable promptness, refer the matter to its intellectual property counsel to perform an infringement evaluation and determine the likelihood of success on the merits of an infringement claim. At its option and its expense, NANO may retain its own intellectual property counsel to conduct an independent evaluation or to consult with INFRAMAT's intellectual property counsel regarding the evaluation under a suitable joint privilege agreement.

     7.3 If INFRAMAT determines that the facts pertaining to infringement and the likelihood of success of any action warrants taking legal action against an infringer, INFRAMAT shall advise NANO in writing of such determination prior to taking any legal action. If INFRAMAT determines that the facts pertaining to infringement and the likelihood of success of any action do not warrant taking legal action, it shall so advise NANO. If INFRAMAT decides not to pursue legal action, NANO shall have the option to elect to bring an infringement action


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at its own cost and expense, and NANO shall not hold INFRAMAT liable for lack of infringement litigation. If NANO decides not to bring litigation for patent infringement, INFRAMAT shall not hold NANO liable for lack of infringement litigation.

     7.4 The parties agree to fully cooperate with and assist each other in any infringement action under the Intellectual Property. If one party brings an infringement action against a Third Party ("Litigating Party"), the other party, in order to assist in bringing and maintaining the suit, shall: (i) join as a party, if necessary to the maintenance of the infringement action; (ii) grant all lawful permissions and sign all lawful documents necessary in the Litigating Party's judgment to prosecute the action; and (iii) give all truthful testimony requested by the Litigating Party.

     7.5 If any infringement action taken shall prove successful and the Litigating Party shall collect monies by judgment or settlement, and provided the other party complies with Section 7.4, the Litigating Party shall: (i) deduct its intellectual property counsel fees and other reasonable expenses attendant to such action, including without limitation expert fees; and (ii) then shall pay to the other party twenty-five (25%) percent of the balance of monies collected by judgment or settlement.

     7.6 Neither party may settle an infringement claim without the prior approval of the other party if such settlement would affect the rights of the other party in the Licensed Patents.

8.   TERM, BREACH, AND TERMINATION

     8.1 Except as herein provided, this Agreement shall remain in full force and effect until the last claim of any patent included in the Licensed Patents expires.

     8.2 If NANO fails to perform any one or more of its material obligations required by this Agreement and shall not remedy the same within ninety (90) days after receipt of written notice by INFRAMAT specifying the details of the alleged breach, or if NANO shall discontinue business, become insolvent, have a receiver appointed, go into liquidation, or be the subject of any bankruptcy proceeding that is instituted and not dismissed within thirty (30) days, then INFRAMAT shall have the option to terminate this Agreement.

     8.3 NANO may terminate this Agreement at any time upon sixty (60) days prior written notice.

     8.4 No termination under Sections 8.2 or 8.3 shall relieve any party from any existing obligation under this Agreement prior to termination, including without limitation the obligation to pay royalties. No termination of this Agreement shall result in a termination of any sublicense if the sublicense is not in default under the sublicense agreement and agrees to perform all of the obligations of NANO to INFRAMAT under this Agreement.


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

9.   CONFIDENTIAL INFORMATION

     9.1 Unless agreed to in advance and in writing, each party agrees not to disclose any confidential or proprietary information from the other party relating to (i) the Intellectual Property, the Licensed Patents or Improvements or (ii) business information relating to the Licensed Product, including without limitation information regarding the quantity of the Licensed Product sold, the Net Sales thereof, pricing or customer information ("the Confidential and Proprietary Information"). Each party hereby agrees to exert its best efforts, equivalent to the protection given to its own confidential information, to prevent delivery or disclosure of the Confidential and Proprietary Information to any Third Party without first obtaining the originating party's written consent to the delivery or disclosure.

     9.2 The obligations of nondisclosure as set forth in Section 9.1 of this Agreement will not apply to any portion of the information that:

               (i) becomes public or is received by the recipient from a Third Party not bound by a similar obligation of secrecy; or

               (ii) is required to be disclosed by law or applicable government regulations.

     9.3 In the event a court of competent jurisdiction orders the receiving party to disclose all or part of the Confidential and Proprietary Information, the receiving party shall promptly notify the originating party of same, and the parties shall cooperate in seeking a protective order or other reasonable assurances that the confidentiality of such information will be maintained. If the receiving party is unable to obtain a protective order or other appropriate remedy, the receiving party will disclose only that portion of the Confidential and Proprietary Information as is necessary to be in compliance with the court's order.

     9.4 No party may issue a press release or make any disclosure to any other person or entity regarding the existence or subject matter of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any party may reasonably disclose the terms of this Agreement to the extent necessary to comply with any laws or government regulations.

10.  MISCELLANEOUS

     10.1 Captions and section headings are used for convenience of reference only and are not part of this Agreement and may not be used in construing it.

     10.2 The WHEREAS clauses as set forth above are incorporated herein by reference into and are part of this Agreement.


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


     10.3 This Agreement may be executed in several counterparts, each of which will be deemed an original and such counterparts will together constitute and be one and the same instrument.

     10.4 This Agreement shall be subject to and construed according to the laws of the State of New York without regard to conflicts of laws with any other jurisdiction. Any litigation arising out of or relating to this Agreement shall be brought in the state or federal courts located in Buffalo, New York, as appropriate, and the parties expressly consent and agree to personal jurisdiction and venue in these courts.

     10.5 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. This Agreement may not be assigned by INFRAMAT without the prior written consent of NANO.

     10.6 If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it will be stricken and the remainder of this Agreement will remain in full force and effect. In the event that any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     10.7 Each party further agrees that no failure or delay by the non-breaching party, its agents or representatives, in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof unless expressed in writing, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

     10.8 This document constitutes the full understanding of the parties and a complete and exclusive statement of the terms of their agreement, and no terms, conditions, usage of trade, course of dealing, understanding or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound. This Agreement supersedes all previous or contemporaneous dealings or agreements with respect to the subject matters of this Agreement.

     10.9 No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

     10.10 All notices provided for in this Agreement shall be deemed sufficiently given when sent by telefacsimile and confirmed by U.S. mail or overnight courier addressed to the party for whom intended at the following address:

     If to NANO, to:          NanoDynamics, Inc.
                              901 Fuhrmann Boulevard
                              Buffalo, NY 14203
                              Fax: 716-853-8996
                              Attn: CEO

     If to IMC, to:           INFRAMAT CORPORATION.
                              74 Batterson Park Road
                              Farmington, Connecticut 06032
                              Fax: 860-678-7569
                              Attn: President and CEO

     If to US NANOCORP, to:   US NANOCORP, INC.
                              74 Batterson Park Road
                              Farmington, Connecticut 06032
                              Fax: 860-678-7569
                              Attn: President and CEO

     10.11 The parties mutually agree to execute, acknowledge, and deliver any and all such other agreements, documents, instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

     10.12 Each party understands the contents of this Agreement and has had an opportunity to thoroughly review its terms with their own attorney. In addition, the parties acknowledge that this Agreement has been executed freely and voluntarily upon the best judgments of the parties. The parties further acknowledge and agree that this Agreement shall not be construed in favor of, or against, either party by reason of the extent to which either party or their counsel participated in the drafting of this Agreement.

     10.13 Each party represents and warrants that as of the date of the execution of this Agreement, they have the exclusive right and authority to execute this Agreement, and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any right referred to in this Agreement.

     10.14 Scope; US Government. Nothing in this Agreement shall be construed to
(i) grant more rights than INFRAMAT may grant under applicable laws or (ii) infer any rights beyond what is allowable by the United States Department of Commerce Bureau of Export Control. Notwithstanding anything to the contrary contained in this Agreement, nothing in the Agreement precludes the rights of the United States Government to use the Licensed Patents pursuant to any rights it may have under any preexisting agreement or by operation of law.

11.  INDEMNIFICATION.

          (a) NANO agrees to indemnify, defend and hold INFRAMAT and its Affiliates and its and their directors, officers, employees and agents harmless from and against any and all loss, liability, damage and expense, including but not limited to actual court costs and reasonable attorney's fees, arising out of (i) the breach of any representation, warranty, covenant or agreement of NANO set forth in this Agreement or (ii) the death or injury to any person or damage to property resulting from the manufacture, sale, distribution or use of any Licensed Product; and

          (b) NANO further agrees to indemnify, defend, and hold INFRAMAT and its Affiliates, and its and their directors, officers, employees and agents harmless from and against any claim, demand, lawsuit, loss, cost, expense, obligation, liability, action, proceeding, agreement, contract, judgment, or debt (including actual court costs and reasonable attorney's fees) of any nature whatsoever, whether or not well founded in fact or in law, whether in law or equity or otherwise, in connection with or related to use of Licensed Patents by NANO, its customers, sub-contractors, agents, or employees (collectively, NANO Representatives) or in connection with or related to NANO's or NANO's Representatives' manufacture, use, sale or service of Licensed Products other than as a result of infringement resulting from the Licensed Patents, Intellectual Property or Improvements that is covered by the indemnification included in (c) below .

          (c) INFRAMAT agrees to indemnify, defend and hold NANO and its Affiliates and its and their directors, officers, employees and agents harmless from and against any and all loss, liability, damage and expense, including but not limited to actual court costs and reasonable attorney's fees, arising out of
(i) the breach of any representation, warranty, covenant or agreement of INFRAMAT set forth in this Agreement, (ii) any claim that the Licensed Patents, Intellectual Property or Improvements infringe on the intellectual property rights of a third party.

          (d) Indemnification under Sections 11(a), 11(b), and 11(c) shall include liability for special, incidental, punitive or consequential damages only to the extent that the indemnified party pays such amount to a third party in respect of a claim of such third party.

          (e) The indemnifying party shall have the exclusive right to control any defense against any such claim, demand, lawsuit, loss, cost, expense, obligation, liability, action, proceeding, agreement, contract, judgment or debt, with counsel of its own choosing, and shall, unless any such settlement would involve an admission of liability by the indemnified party or any of its affiliates, in which event the consent of the indemnified party thereto shall be required, have the exclusive right to settle the foregoing without the need to obtain any consent or approval of the indemnified party or any other person, on such terms as the indemnifying party, in its discretion, determines to be appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Effective Date.

NANODYNAMICS, INC.                      INFRAMAT CORPORATION


By: /s/ Keith A. Blakely                By: /s/ David E. Reisner
    ---------------------------------       ------------------------------------
Name: Keith A. Blakely                  Name: David E. Reisner
Title: CEO                              Title: President and CEO

Date:                                   Date: 3/22/06
      -------------------------------


                                        US NANOCORP, INC.


                                        By: /s/ David E. Reisner
                                            ------------------------------------
                                        Name: David E. Reisner
                                        Title: President and CEO
                                        Date: 3/22/06

                                    EXHIBIT A

                              INTELLECTUAL PROPERTY

US PATENT NO. 6,162,530 NANOSTRUCTURED OXIDES AND HYDROXIDES AND METHODS OF SYNTHESIS THEREFORE (2000)

US PATENT NO. 6,517,802 METHODS OF SYNTHESIS FOR NANOSTRUCTURED OXIDES AND HYDROXIDES (2003) - TAIWAN PATENT NO. 139,071

RUSSIA PATENT NO. 2,194,666

PENDING PATENT APPLICATIONS IN INDIA, JAPAN AND S. KOREA

PCT/US 97/21141 (11/18/97)

US PROVISIONAL PATENT APPLICATION 60/726,924 FILED 10/17/05 "WATER TREATMENT COMPOSITIONS AND METHODS OF MAKING"

ANY PATENT APPLICATION BASED ON ANY CLAIM CONTAINED IN THE ISSUED PATENTS OR PATENT APPLICATIONS LISTED ABOVE.

                                    EXHIBIT B

                                   C&R LICENSE

                                    EXHIBIT C
                             US NANOCORP SUBLICENSE


                                       18